Exhibit 99.1

DATE: Monday, July 13, 2026

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Caroline Sardella (918) 230-9992	Ashley Mitchell (918) 240-6082

Williams Announces $5.34 Billion Investment in Power Innovation Joint Venture from Blackstone

Transaction led by Blackstone, in partnership with Apollo and KKR

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has signed an agreement led by funds managed by Blackstone Credit & Insurance (“Blackstone”), in partnership with Apollo and insurance vehicles and accounts managed by KKR, to support the development of its five announced behind-the-meter Power Innovation projects: Socrates, Apollo, Aquila, Socrates the Younger, and Neo. The advancement of Williams’ Power Innovation projects demonstrates the unique turnkey capability that Williams provides, with strong expertise across the full natural gas supply, delivery and power value chain, supported by over 100 years of large-scale project execution capabilities.

Under the terms of the agreement, Blackstone and its partners will provide Williams with $5.34 billion of committed capital in exchange for a 49% noncontrolling equity interest in the five Power Innovation projects. The commitment includes $4.4 billion, representing 49% of expected total growth capital expenditures, and approximately $0.9 billion of additional consideration to Williams. Williams will retain a 51% interest in the projects and will maintain commercial and operational control. Cash distributions align with ownership interests of 51% to Williams and 49% to Blackstone, and distributions that exceed Blackstone’s targeted return will serve to reduce their investment balance. In addition, Williams has a buyout right between years 7 and 14 valued at the Blackstone outstanding investment balance amount, preserving Williams’ long-term upside in the projects.

The partnership provides Williams with efficient equity capital to fund the growth of existing Power Innovation projects and further positions the company to deliver the 6+ GW backlog that Williams continues to advance.

The transaction reduces Williams’ capital exposure and limits corporate debt, and the Blackstone investment will be consolidated in financial reporting as a noncontrolling interest. Importantly, the structure is designed to enhance project returns, preserve balance sheet capacity for additional high-return opportunities and support Williams’ stated long-term leverage target range of 3.5x to 4.0x.

“We are thrilled to have Blackstone as a partner for our first five Power Innovation projects in a manner that enhances the economics of our projects and positions us to further scale and grow this exciting business. The investment from Blackstone, one of the world’s premier alternative asset managers, and the further support from top-tier investment firms Apollo and KKR, underscores the quality and importance of our turnkey energy infrastructure platform in serving rapidly growing power demand,” said Chad Zamarin, Williams President and Chief Executive Officer. “With more than 2.6 gigawatts announced, our Power Innovation portfolio is scaling rapidly, and we look forward to delivering these critical energy solutions for American companies. The investment from Blackstone and its partners enhances returns on the existing portfolio through a meaningful promote structure, while enabling us to redeploy capital into new high-return projects that will further accelerate our long-term growth.”

“Williams is a leader in meeting the country’s rapidly growing power demands, including providing critical hard assets to serve the AI infrastructure buildout,” added Robert Horn, Global Head of Infrastructure & Asset-Based Credit at Blackstone and Rick Campbell, Senior Managing Director, Blackstone Credit & Insurance. “This is an area where we share deep conviction and expertise and we’re proud to support Williams with a scaled, high-grade capital solution fit for these innovative projects.”

Williams has posted a presentation to its Investor Relations website with more details on the transaction.

2026 Financial Guidance

The company continues to expect 2026 Adjusted EBITDA in the upper half of its $8.05 billion and $8.35 billion range. The company continues to expect 2026 growth capex between $7 billion and $7.6 billion and maintenance capex between $850 million and $950 million. Williams’ updated leverage ratio midpoint for 2026 is now approximately 3.6x. All other per-share guidance ranges remain unchanged. Guidance for 2026 growth capex and debt-to-adjusted EBITDA excludes certain reimbursable long-lead equipment.

Advisors

Citi acted as financial advisor to Williams. Davis Polk & Wardwell is serving as Williams’ legal counsel on the transaction.

Morgan Stanley & Co. LLC acted as financial advisor to Blackstone. Kirkland & Ellis is serving as Blackstone’s legal counsel on the transaction.

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future. Learn more at www.williams.com.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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